UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934

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NATIONAL INTERSTATE CORPORATION

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This document (this “Supplement”) amends and supplements the disclosures contained in the definitive proxy statement filed by National Interstate Corporation (the “Company”), an Ohio corporation, with the Securities and Exchange Commission (the “SEC”) on October 11, 2016 (as amended, the “Proxy Statement”) pursuant to the Agreement and Plan of Merger, dated as of July 25, 2016 (the “Merger Agreement”), by and among Great American Insurance Company (“Parent”), an Ohio corporation, GAIC Alloy, Inc. (“Merger Sub”), an Ohio corporation, and the Company. Pursuant to the Merger Agreement, Merger Sub will be merged with and into the Company, the separate corporate existence of Merger Sub will cease and the Company will continue its corporate existence under Ohio law as the surviving corporation in the merger. Parent, which currently owns approximately 51% of the total number of outstanding common shares of the Company, will own 100% of the equity interests of the Company following the transactions contemplated by the Merger Agreement. The Proxy Statement was first mailed to the shareholders of the Company on October 13, 2016.

As disclosed on page 56 of the Proxy Statement, following the announcement of the execution of the Merger Agreement, the lawsuit captioned Solak v. Consolino, Case no. 5:16-cv-02470, was filed in the United States District Court for the Northern District of Ohio (Eastern Division) against the Company, the members of the Company’s board of directors, AFG, Parent and Merger Sub (the “Defendants”). The complaint alleges class and derivative claims under Sections 13(e), 14(a) and 20(a) of the Exchange Act and rules and regulations promulgated thereunder, and for breaches of fiduciary duties by the members of the Company’s Board of Directors and by Parent as an alleged controlling shareholder. Plaintiff alleges the consideration to be received by shareholders in the merger is inadequate, that the process used in entering the Merger Agreement was flawed, and that the Merger Agreement contains preclusive and onerous deal protection devices that limit the pursuit of superior proposals and alternatives. The complaint also alleges that the initial proxy statement, and the first amendment thereto, filed in respect of the merger was materially incomplete and misleading. The complaint purports to seek, among other things, injunctive relief, money damages and attorney’s and expert fees and expenses. The complaint contains both direct class action claims as well as indirect shareholder derivative claims.

On November 6, 2016, the parties to the Solak lawsuit reached an agreement in principle as to a memorandum of understanding with respect to a proposed settlement of the Solak lawsuit, pursuant to which the parties have agreed, among other things, that the Company will make certain supplemental disclosures related to the proposed merger, all of which are set forth in the supplemental disclosures below (the “Supplemental Disclosures”). The Defendants believe that no further disclosure is required to supplement the Proxy Statement under applicable laws; however, to avoid the risk that the Ohio court could issue an injunction in connection with the Solak lawsuit, which would delay or otherwise adversely affect the completion of the proposed merger, AFG and the Company decided to make the Supplemental Disclosures. The Supplemental Disclosures amend and supplement the disclosures contained in the Proxy Statement and should be read in conjunction with the disclosures contained in the Proxy Statement, which should be read in its entirety.

The Memorandum of Understanding contemplates that the parties will enter into a stipulation of settlement. The stipulation of settlement contemplated by the parties will be subject to customary conditions, including court approval following notice to the Company’s shareholders. In the event that the parties enter into a stipulation of settlement, a hearing will be scheduled at which the United States District Court for the Northern District of Ohio (Eastern Division) will consider the fairness, reasonableness, and adequacy of the settlement. If the settlement is finally approved by the court, it will resolve and release all claims that were or could have been brought in any actions challenging any aspect of the proposed merger, the Merger Agreement and any disclosure made in connection therewith. Terms of settlement will be disclosed to shareholders of the Company prior to final approval of the settlement. In connection with the settlement, the parties contemplate that plaintiffs’ counsel will file a petition with the court for an award of attorneys’ fees and expenses to be paid by the Company or its successor, which the defendants may oppose. There can be no assurance that the parties will ultimately enter into a memorandum of understanding or stipulation of settlement or that the Ohio court will approve the settlement even if the parties were to enter into such stipulation.

SUPPLEMENTAL DISCLOSURES

The information contained in this Supplement is incorporated by reference into the Proxy Statement. To the extent that information in this Supplement differs from or updates information contained in the Proxy Statement, the information in this Supplement shall supersede or supplement the information in the Proxy Statement. Nothing in this Supplement, the terms of the settlement or any stipulation of settlement shall be deemed an admission of the legal necessity or materiality of any of the disclosures set forth herein. Capitalized terms used herein, but not otherwise defined, shall have the meanings ascribed to such terms in the Proxy Statement. Unless stated otherwise, new text is underlined to highlight the supplemental information being provided to you.

The following disclosures amend the existing disclosures contained under the heading “Special Factors—Background of the Merger” on page 20 as follows:

On April 13, 2016, the special committee and representatives of Willkie Farr met telephonically to discuss each of the potential financial advisor’s qualifications and potential conflicts of interest that would prevent each financial advisor from serving as an independent financial advisor to the special committee. Mr. Rosenthal noted that he was a former Morgan Stanley & Co. LLC (“Morgan Stanley”) employee and accordingly requested that members of the special committee other than Mr. Rosenthal lead the discussion regarding the ultimate selection of a financial advisor to the special committee. The special committee discussed extensively each of the potential financial advisors, including their qualifications to advise the special committee in connection with the merger. The special committee determined to select Morgan Stanley as the financial advisor to the special committee, subject to agreement on the final economic terms of the engagement and confirmation that there were no material conflicts of interest, because the Special Committee determined that Morgan Stanley’s valuable experience and expertise in the insurance industry was superior to the experience and expertise in the insurance industry of the other potential financial advisors with whom the special committee and representatives of Willkie Farr had met. The special committee authorized Willkie Farr to propose a revision to Morgan Stanley’s fee proposal and to negotiate the other terms of Morgan Stanley’s engagement agreement on behalf of the special committee. With respect to conflicts, for the two years prior to the date of its opinion, Morgan Stanley or its affiliates had not been engaged in financial advisory or financing assignments for the Company, Parent or their respective affiliates, or been paid any fees in respect thereof. The special committee also resolved to retain local counsel in Ohio.

The following disclosures amend the existing disclosures contained under the heading “Special Factors—Background of the Merger” on pages 21–22 as follows:

On May 19, 2016, the special committee held a telephonic meeting, at which it discussed with representatives of Morgan Stanley and Willkie Farr, management’s view of the Company’s financial outlook. Messrs. Mercurio, Gonzales and Monda and Ms. McGraw joined the meeting to discuss the development of, and to provide their views on, the financial outlook. The special committee engaged in extensive discussion with Messrs. Mercurio, Gonzales and Monda and Ms. McGraw regarding the process for reviewing certain information relating to the Company and their views on the Company’s financial outlook. After Messrs. Mercurio, Gonzales and Monda and Ms. McGraw left the meeting, the special committee reviewed the discussion, the Company’s first quarter financial results and publicly available information related to comparable companies with representatives of Morgan Stanley and Willkie Farr. Following this discussion, the special committee unanimously resolved to instruct Morgan Stanley to use Company management’s projections for 2016-2018 as the basis for its financial analysis of the Merger Transaction.

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The following disclosures amend the existing disclosures contained under the heading “Special Factors—Background of the Merger” on page 26 as follows:

Later that day, at a telephonic meeting of the special committee, the special committee and representatives of Morgan Stanley and Willkie Farr engaged in extensive discussion with respect to Company management’s view of the Company’s pending second quarter financial results, which were behind the 2016 budget, as well as Company management’s revised financial analysis of, and the timing and likelihood of, the Potential Acquisition. In light of the revised financial analysis with respect to the Potential Acquisition, the special committee and representatives of Morgan Stanley and Willkie Farr discussed the diminished value accretion that the Potential Acquisition would represent to the Company’s business as a result of a further considered reflection of costs relating to the Potential Acquisition. The special committee agreed to request a call with certain members of senior management of the Company to further discuss the Company’s financial results and the Potential Acquisition before taking a formal vote with respect to the Second Revised Proposal.

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Later that day, the special committee met telephonically with representatives of Morgan Stanley and Willkie Farr and engaged in discussion regarding the Final Proposal. The special committee unanimously resolved to ratify its previous instruction to Morgan Stanley with respect to Company management’s projections for 2016-2018  and instructed Morgan Stanley to use Company management’s projections for 2016-2018 as the basis for its financial analysis of the Final Proposal.

The following disclosures amend the existing disclosures contained under the heading “Special Factors—Background of the Merger” on page 27 as follows:

During the evening of July 21, 2016, Willkie Farr delivered a revised draft of the merger agreement to Skadden (the “Willkie Draft”). Willkie Farr’s draft introduced the concept that, given AFG’s and Parent’s knowledge of the Company, knowledge of matters by AFG or Parent should be excepted from certain of the Company’s representations and warranties. Willkie Farr also added various exceptions to the definition of “material adverse effect” and deleted certain representations and warranties by the Company. In addition, Willkie Farr suggested various changes to the “fiduciary out” provisions (including regarding the definition of “superior proposal” and the standard pursuant to which the special committee could change its recommendation of the merger) and eliminated the contractual provisions that provided for the payment of a termination fee or any expense reimbursement by the Company if the merger agreement were terminated under certain circumstances, including a change in the special committee’s recommendation of the merger or if the requisite majority of the shareholders failed to approve the merger. The draft did not include a request for a “go shop” provision on the basis that AFG had indicated multiple times during discussions that it did not intend to sell its stake in the Company.

The following disclosures supplement the existing disclosures contained under the heading “Special Factors—Projected Financial Information Special Factors—Opinion of Morgan Stanley & Co. LLC—Summary of Financial Analyses—Comparable Company Analysis” on page 35 as follows:

For each comparable company, Morgan Stanley also calculated such company’s price/2016 earnings per share ratio by dividing such company’s stock price as of July 22, 2016 by its estimated earnings per share (2016 P/E). For purposes of this analysis, Morgan Stanley utilized publicly available estimates of earnings for 2016, prepared by equity research analysts, available as of July 22, 2016. Based on the results of this analysis, Morgan Stanley applied a 2016 P/E range of 12.0x to 16.0x, which resulted in an implied per share equity value range of the Company of $18.90 to $25.20, based on estimated net income per common share of $1.58 in the Street Case, and an implied per share equity value range of the Company of $24.70 to $32.94, based on estimated net income per common share of $2.06 in the Management Projections (as compared to the Company’s closing common share price of $22.61 on March 4, 2016, the volume weighted average stock price per common share for the three month period ending on March 4, 2016 of $24.97, and Parent’s final proposed price per common share of $32.50).  For each comparable company, Morgan Stanley also calculated such company’s price/2017 earnings per share ratio by dividing such company’s stock price as of July 22, 2016 by its estimated earnings per share (2017 P/E). For purposes of this analysis, Morgan Stanley utilized publicly available estimates of earnings for 2017, prepared by equity research analysts, available as of July 22, 2016. Based on the results of this analysis, Morgan Stanley applied a 2017 P/E range of 12.0x to 15.0x, which resulted in an implied per share equity value range of the Company of $19.80 to $24.75, based on estimated net income per common share of $1.65 in the Street Case, and an implied per share equity value range of the Company of $27.18 to $33.98, based on estimated net income per common share of $2.27 in the Management Projections (as compared to the Company’s closing common share price of $22.61 on March 4, 2016, the volume weighted average stock price per common share for the three month period ending on March 4, 2016 of $24.97, and Parent’s final proposed price per common share of $32.50).

The following disclosures supplement the existing disclosures contained under the heading “Special Factors—Projected Financial Information” on pages 46–47 as follows:

The following is a summary of the financial projections (in thousands, except per share data):

	2016	2017	2018
Gross premiums written	$772,178	$826,465	$884,738
Net premiums earned	614,395	657,310	703,320
Combined ratio	96.4%	96.1%	95.7%
Net income	$41,045	$45,452	$51,620
Book Value	388,800	422,200	461,000
Book Value per share	19.50	21.07	22.89
Shares outstanding—diluted	19,938	20,038	20,138
Net income per share—diluted	$2.06	$2.27	$2.56
Dividends per share	$0.56	$0.60	$0.64

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As described in “Special Factors—Opinion of Morgan Stanley & Co. LLC—Summary of Financial Analyses—Dividend Discount Analysis,” Morgan Stanley utilized the 2016-2018 dividends per share projections set forth above of $0.56 per share in 2016, $0.60 per share in 2017 and $0.64 per share in 2018 in performing its dividend discount analysis.

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This report may contain forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward- looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. Forward-looking statements involve known and unknown risks, uncertainties, assumptions and contingencies, many of which are beyond our control, and may cause actual results to differ significantly from those expressed in any forward-looking statement. Among others, the following uncertainties and other factors could cause actual results to differ from those set forth in the forward looking statements: the failure of the parties to ultimately enter into a memorandum of understanding or stipulation of settlement and the Ohio court’s failure to approve the settlement even if the parties were to enter into such stipulation. The foregoing list of factors is not exhaustive. Additional information about these and other factors can be found in each company’s reports filed from time to time with the Securities and Exchange Commission (the “SEC”). There can be no assurance that the merger will in fact be consummated. We caution investors not to unduly rely on any forward-looking statements. All forward-looking statements reflect the Company’s good faith beliefs, assumptions and expectations, but they are not guarantees of future performance. Furthermore, the Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC, pursuant to the Exchange Act. In connection with the proposed merger transaction, on October 11, 2016, the Company filed with the SEC the Proxy Statement, which was mailed to shareholders on or about October 13, 2016. This Supplement is not a substitute for the Proxy Statement or any other document which the Company may file with the SEC. BEFORE MAKING ANY VOTING DECISION, INVESTORS IN AND SECURITY HOLDERS OF THE COMPANY ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS THAT ARE FILED OR WILL BE FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, INCLUDING THIS SUPPLEMENT, CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND RELATED MATTERS. Those filings are available to the public from the SEC’s website at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room in Washington, D.C. located at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of any document filed by us at prescribed rates by writing to the Public Reference Section of the SEC at that address. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Information about us, including our filings, is also available on our website at http://invest.natl.com. The information contained on or accessible through our website is not part of the Proxy Statement or this Supplement, other than the documents that we file with the SEC that are incorporated by reference into the Proxy Statement or this Supplement.

Because the merger is a “going-private” transaction, the Parent, the Company and Merger Sub have filed with the SEC a Transaction Statement on Schedule 13E-3 with respect to the merger. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference as a part of it, is available for inspection as set forth above. The Schedule 13E-3 will be amended to report promptly any material change in the information set forth in the most recent Schedule 13E-3 filed with the SEC.

The SEC allows us to “incorporate by reference” into the Proxy Statement and this Supplement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of the Proxy Statement and this Supplement and, with respect to the Proxy Statement and this Supplement but not with respect to the Schedule 13E-3, later information that we file with the SEC will update and supersede such information. Information in documents that is deemed, in accordance with SEC rules, to be furnished and not filed is not deemed to be incorporated by reference into the Proxy Statement and this Supplement. We incorporate by reference, with respect to the Proxy Statement and this Supplement but not with respect to the Schedule 13E-3, any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the Proxy Statement and prior to the date of the special meeting.

We will amend the Schedule 13E-3 to incorporate by reference any additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the Proxy Statement and prior to the date of the special meeting to the extent required to fulfill our obligations under the Exchange Act.

No persons have been authorized to give any information or to make any representations other than those contained in the Proxy Statement and this Supplement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. This Supplement is dated November 7, 2016. You should not assume that the information contained in the Proxy Statement and this Supplement is accurate as of any date other than that date, and the mailing of the Proxy Statement to shareholders did not create any implication to the contrary.

PARTICIPANTS IN THE SOLICITATION

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the Company’s shareholders in connection with the proposed merger transaction. Information regarding the Company’s directors and executive officers, including a description of their direct interests, by security holdings or otherwise, is contained in the Proxy Statement. You should also review other relevant documents regarding the proposed merger transaction, as filed with the SEC. You may obtain free copies of these documents as described in the preceding section.

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